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                    October 17, 2023

       Donald Young
       President and Chief Executive Officer
       Aspen Aerogels Inc.
       30 Forbes Road, Building B
       Northborough, MA 01532

                                                        Re: Aspen Aerogels Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 16,
2023
                                                            File No. 001-36481

       Dear Donald Young:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services